CERTIFICATE OF DESIGNATION

                                       OF

                    ___% CUMULATIVE PREFERRED STOCK, SERIES A

                                       OF

                       CHASE PREFERRED CAPITAL CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     CHASE PREFERRED CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors of the Corporation on September __, 1996, pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation which authorizes the issuance of up to 50,000,000 shares of preferred stock, $25.00 par value per share (the "Preferred Stock"):



          RESOLVED that the issue of 22,000,000 shares of ___% Cumulative Preferred Stock, Series A, $25.00 par value, of the Corporation is hereby authorized and the designation, preferences, relative, participating, optional and other special rights, and qualifications, or restrictions of all 22,000,000 shares of this Series, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation are hereby fixed as follows:


          1. Designation. The designation of this Series shall be ___% Cumulative Preferred Stock, Series A (hereinafter referred to as this "Series"), and the number of shares constituting this Series shall be 22,000,000. Shares of this Series shall have a liquidation preference of $25.00 per share. The number of authorized shares of this Series may be reduced by further resolution duly adopted by the Board of Directors of the Corporation or a duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased.

          2. Dividends. (a) For each quarterly dividend period (a "Dividend Period") dividends payable on each share of this Series shall be payable at a rate of ___% per annum of the liquidation preference per share divided by four. Each Dividend Period


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     shall commence on the January 1, April 1, July 1 and October 1 following the last day of the preceding Dividend Period and shall end on and include the day next preceding the first day of the next Dividend Period. Dividends shall be cumulative from the date of original issue and shall be payable, when and as declared by the Board of Directors or by a duly authorized committee thereof, on March 31, June 30, September 30 and December 31 of each year, commencing on ____________ __, 1996. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof.

          (b) Dividends payable on this Series for any period greater or less than a full Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

          (c) No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other series of Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other series of Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of this Series and such other Preferred Stock bear to each other. Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

          (d) So long as any shares of this Series are outstanding, no dividend (other than a dividend in common stock, par value $300 per share, of the Corporation (the "Common Stock") or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in paragraph (c) of this Section 2) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a


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     parity with this Series as to dividends or upon liquidation, nor shall any
     Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or declared and set aside for payment for all past Dividend Periods.

          3. Redemption. (a) The shares of this Series are not redeemable prior to ________, 2001, except upon the occurrence of a Tax Event (as defined in paragraph (b) below). The Corporation, at its option, may redeem shares of this Series, as a whole or in part, at any time or from time to time, on or after _______, 2001, at a redemption price of $25.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption.

          (b) The Corporation will have the right, at any time upon the occurrence of a Tax Event, to redeem the shares of this Series, in whole, but not in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends to the date fixed for redemption. "Tax Event" means the receipt by the Corporation of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the shares of this Series, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Corporation with respect to the Common Stock and Preferred Stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          (c) In the event that fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the


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

     Board of Directors of the Corporation or a duly authorized committee thereof and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of the Corporation or such duly authorized committee thereof or by any other method as may be determined by the Board of Directors of the Corporation or such duly authorized committee thereof in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which this Series is listed.

          (d) In the event the Corporation shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 or more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

          (e) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of this Series so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation or a duly authorized committee thereof shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (f) Any shares of this Series which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation or a duly authorized committee thereof.

          (g) Notwithstanding the foregoing provisions of this Section 3, if any dividends on this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of


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

     this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

          4. Conversion. The holders of shares of this Series shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Corporation.

          5. Liquidation Rights. (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, the amount of $25.00 per share, plus accrued and unpaid dividends thereon.

          (b) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section 5, the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

          (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the stated value of the shares of this Series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of the shares of this Series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

          (d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

          (e) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 5 before any payment shall be made to the holder of any class of capital stock of the Corporation ranking junior to this Series upon liquidation.


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

          6. Ranking. For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

          (a) prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

          (b) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

          (c) junior to shares of this Series, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

          8. Voting Rights. The shares of this Series shall not have any voting powers either general or special, except that:

          (a) If at the time of any annual meeting of the Corporation's stockholders for the election of directors there is a default in preference dividends on the Preferred Stock, the number of directors constituting the Board of Directors of the Corporation shall be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Preferred Stock of all series (whether or not the holders of such series of Preferred Stock would be entitled to vote for the election of directors if such default in preference dividends did not exist), shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two additional directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Preferred Stock. Each director elected by the holders of shares of the Preferred Stock (a "Preferred Director") shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of all the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at a meeting of the Corporation's stockholders, or



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

     of the holders of shares of Preferred Stock, called for the purpose. So long as a default in any preference dividends on the Preferred Stock shall exist, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of all the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board of Directors shall be reduced by two. For the purposes hereof, a "default in preference dividends" on the Preferred Stock shall be deemed to have occurred whenever the amount of accrued dividends upon any series of Preferred Stock shall be equivalent to four full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Preferred Stock of any series then outstanding shall have been paid to the end of the last preceding dividend period; and

          (b) Without the consent of the holders of shares entitled to cast at least 66- 2/3% of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting together as a single class without regard to series, the holders of shares of this series being entitled to cast one vote per share thereon, the Corporation may not:
     (i) create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation's Restated Certificate of Incorporation so as to adversely affect the voting power, preferences or special rights of the holders of Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least 66-2/3% of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting together as a single class, shall be required in lieu of the consent of the holders of shares entitled to cast at least 66-2/3% of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock at the time outstanding.

          9. Approval of Independent Directors.

          (a) For so long as any shares of this Series are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors. "Independent Director" means any director of the Corporation who is either (i) not a current officer or employee of the Corporation, The Chase Manhattan Corporation, The Chase Manhattan Bank (the "Bank") or any


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


     affiliate of the Bank or (ii) a Preferred Director. The actions which require the prior approval of a majority of the Independent Directors include: (i) the issuance of a series of Preferred Stock on a parity with the shares of this Series, (ii) the incurrence of debt for borrowed money in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of any Preferred Stock and Common Stock, (iii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the shares of this Series and on the Common Stock would exceed an amount equal to the sum of 105% of the Corporation's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Corporation for that year, (iv) the acquisition of real estate assets other than mortgage loans or mortgage securities representing interests in or obligations backed by pools of mortgage loans, (v) the redemption of any shares of Common Stock, (vi) the termination or material modification of, or election not to renew, the Advisory Agreement, dated _______, 1996, between the Corporation and the Bank or any servicing agreement entered into in connection with the purchase of mortgage loans, (vii) the subcontracting of any duties under the Advisory Agreement or any servicing agreement to persons who are not affiliates of the Bank and (viii) the determination to revoke the Corporation's status as a real estate investment trust ("REIT").




          (b) In assessing the benefits to the Corporation of any proposed action requiring their consent, the Independent Directors shall take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of shares of this Series. In considering the interests of the holders of the Preferred Stock, including without limitation holders of shares of this Series, the Independent Directors shall owe the same duties which the Independent Directors owe to holders of Common Stock.


          10. Maintenance of Status as Reporting Company. For so long as any shares of this Series are outstanding, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.


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